U.S. Dataworks to Appeal the Delisting Determination by the NYSE Amex LLC

HOUSTON, Feb. 26, 2010 /PRNewswire via COMTEX News Network/ - U.S. Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, announced today that on February 23, 2010, NYSE Amex LLC (the “Exchange”) notified the Company that the Exchange intended to strike the listing of the Company’s securities from the Exchange pursuant to Section 1009(d) of the NYSE Amex LLC Company Guide. Specifically, the Exchange notified the Company that the delisting determination was based upon the Company’s noncompliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide relating to the stockholders’ equity and losses from continued operations.

The Company intends to appeal the foregoing delisting determination and seek an oral hearing before a Listing Qualifications Panel of the Exchange (the “Panel”). The time and place of such a hearing will be determined by the Panel. A request for an oral hearing will stay the scheduled delisting of the Company’s securities pending the Panel’s determination. There can be no assurance that the Panel will grant the Company’s request for continued listing. If the Panel does not grant the relief sought by the Company, its securities will be delisted from the Exchange in which event the Company would seek to cause them be quoted on the OTC Bulletin Board.

About U.S. Dataworks, Inc.

US Dataworks is a developer of payment processing solutions, focused on the financial services market, federal, state and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing payments. Additional information about US Dataworks is available at www.usdataworks.com.

Certain statements made in this press release (other than the historical information contained herein) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding our expectation of continued growth, the benefits of our recent restructuring, the anticipated features and benefits of our new distribution payment capture solution, our vision for payment processing and our new solutions' ability to provide a higher return on investment for our clients. Any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the failure of our new solution to perform as anticipated, our ability to provide long-term customer value and agility, our ability to protect our intellectual property, our position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to remain listed on the NYSE Alternext US (formerly the American Stock Exchange), our ability to repay or refinance our debt, and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-K for the year ended March 31, 2009 and its quarterly report on Form 10-Q for the quarter ended September 30, 2009. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.